UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported)	April 4, 2015

PTC Inc.
(Exact Name of Registrant as Specified in Its Charter)

Massachusetts
(State or Other Jurisdiction of Incorporation)

0-18059	04-2866152
(Commission File Number)	(IRS Employer Identification No.)

140 Kendrick Street Needham, Massachusetts	02494-2714
(Address of Principal Executive Offices)	(Zip Code)

(781) 370-5000
(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 2 - Financial Information

Item 2.02.                      Results of Operations and Financial Condition.

On April 6, 2015, PTC issued a press release announcing preliminary results for its second fiscal quarter ended April 4, 2015.  A copy of the press release is furnished herewith as Exhibit 99.1.

Item 2.05.                      Costs Associated with Exit or Disposal Activities.

On April 4, 2015, PTC committed to a plan to restructure its workforce and consolidate select facilities to realign its global workforce to increase investment in its Internet of Things business and to reduce its cost structure through organizational efficiencies in the face of significant foreign currency depreciation relative to the U.S. dollar and a more cautious outlook on potential global macroeconomic conditions.  The restructuring is expected to result in a restructuring charge of approximately $45 million, which is primarily attributable to termination benefits.  Approximately $41 million of the restructuring charge will be recorded in PTC’s second fiscal quarter ended April 4, 2015, with the remainder expected to be recorded in the third fiscal quarter ending July 4, 2015.  The restructuring will result in cash expenditures of approximately $45 million, which will primarily be paid in the remainder of PTC’s 2015 fiscal year ending September 30, 2015.  PTC expects that the annualized effect of the expense reductions will be approximately $30 million.

Section 9 - Financial Statements and Exhibits

Item 9.01.                      Financial Statements and Exhibits.

(d)           Exhibits.

99.1	A copy of the press release issued by PTC on April 6, 2015 is furnished herewith.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PTC Inc.

Date: April 6, 2015	By:	/s/Andrew Miller
Andrew Miller
Executive Vice President and Chief Financial Officer